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                                 EXHIBIT 1(c)

                     FORM OF PRICING RECOMMENDATION LETTER



                            Date:  January __, 1999


C. Paul Sandifur, Jr., President
Metropolitan Investment Securities, Inc.
917 West Sprague Avenue
Spokane, Washington  99201

Re: Pricing of Metropolitan Mortgage & Securities Co., Inc., Offering of $100,000,000 in Principal Amount of Investment Debentures, Series III

Dear Mr. Sandifur:

     This letter will serve to confirm our engagement as a "qualified independent underwriter" as that term is defined in subparagraph (b)(15) of Rule 2720 to the NASD bylaws, as amended ("Rule 2720").

     Based upon our review of the registration statement, and the performance of "due diligence" as required in subparagraph (c)(3) to Rule 2720, it appears that the yields on the Investment Debentures, Series III (which are based upon the computation set forth in Schedules A and B to the Agreement to Act as "Qualified Independent Underwriter" dated January __, 1999 which is filed as Exhibit 1(b) to the registration statement), are no lower than those which we would recommend.

     We hereby consent to the use of our name as a "qualified independent underwriter," in the Registration Statement filed by Metropolitan Mortgage & Securities Co., Inc. with respect to the above-referenced matter.

                              Very truly yours,

                              CRUTTENDEN ROTH INCORPORATED

                              By:__________________________________


cc: National Association of Securities Dealers, Inc.